Exhibit 99.1

Spansion Announces Foundry Services Agreement with Texas Instruments

Foundry Agreement provides additional manufacturing flexibility

Sunnyvale, August 31, 2010 – Spansion Inc. (NYSE: CODE), today announced it has entered into a foundry services agreement with Texas Instruments Incorporated (NYSE: TXN) (TI) for Flash memory products and sort services through June 2012 from TI’s facility in Aizu-Wakamatsu, Japan. The agreement provides Spansion with additional manufacturing flexibility and further supplements the company’s production at its Fab 25 in Austin, Texas.

As part of this transaction, TI has obtained certain 300mm process tools from Spansion and a license to certain Spansion® IP, including but not limited to Floating Gate NOR unit processes, to enable TI to manufacture Spansion product pursuant to the foundry agreement, and to manufacture TI products, at the Aizu-Wakamatsu facility.

“Our customers depend on the reliability and longevity of Spansion’s product offerings,” said John Kispert, president and CEO of Spansion. “This foundry agreement with TI will give us greater capacity and flexibility to meet specific customer requirements and underscores our commitment to providing industry-leading customer support.”

About Spansion

Spansion’s (NYSE: CODE) technology is at the heart of electronics systems, powering everything from the internet of today to the smart grid of tomorrow, positively impacting people’s daily lives at work and play. Spansion’s broad Flash memory product portfolio, smart innovation and industry leading service and support are enabling customers to achieve greater efficiency and success in their target markets. For more information, visit http://www.spansion.com.

Spansion®, the Spansion logo, MirrorBit®, and combinations thereof, are trademarks and registered trademarks of Spansion LLC in the United States and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

Press Contact:

Mark Franken

Spansion Inc.

+1.408.616.8410

mark.franken@spansion.com

Investor Relations:

Randy Furr

Spansion Inc.

+1.408.616.3682

Shubham Maheshwari

Spansion Inc.

+1.408.616.3677

shubham.maheshwari@spansion.com

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